Exhibit 99.1

DATE:	August 17, 2006

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Investor Relations
Phone: (317) 574-5221
Standard Management Reports Second Quarter 2006 Results
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (OTC: SMAN, SMANP), an Indianapolis-based provider of pharmaceuticals to long-term care and infusion therapy patients, today reported a net income from continuing operations for the three months ended June 30, 2006 of $0.09 per diluted share, or $.9 million.
Continuing Operations:
Net revenues
Sales for the second quarter of 2006 increased $10.1 million or 407% to $12.6 million compared to the second quarter of 2005, primarily due to $10.7 million of net revenues from our 2005 acquisitions partially offset by a decline in revenue in our base of business existing prior to the 2005 acquisitions, primarily at our Apothecary Solutions operations.
Gross profit
Gross profit for the second quarter of 2006 increased by $3.2 million or 610% to $3.8 million compared to the second quarter of 2005, primarily due to $3.3 million of gross profit from our 2005 acquisitions.
Depreciation and amortization
Depreciation and amortization was $.6 million and $.5 million in the second quarter of 2006 and 2005, respectively, primarily due to expenses from our 2005 acquisitions.

Other income
Other income for the second quarter of 2006 of $7.1 million is due primarily to the following: $.5 million of income from the sale of real estate, $9.2 million of income from the exchange offer for the Trust Preferred Securities, $2.8 million of loss from the sale of the Series A Preferred Stock and $.2 million of income due to the dividends received from the Series A Preferred Stock, as well as rental income from leasing space at the Company’s corporate headquarters to the purchaser of Standard Life.
Interest expense
Interest expense for the second quarter of 2006 increased by $.2 million or 14% to $1.4 million compared to the second quarter of 2005, primarily due to our senior note issued in the second quarter of 2006 and additional new debt in 2005, partially offset by the repayment of our senior secured credit facility upon the June 2005 sale of Standard Life.
Discontinued Operations:
Net loss from discontinued operations for the second quarter of 2006 was $.3 million compared to net loss of $.8 million for the second quarter of 2005. The reported results from discontinued operations related to our previous domestic financial services business which was sold in June 2005. The 2006 loss consists of a $.3 million loss from discontinued operations upon settlement of the purchase price adjustment dispute with Capital Assurance.
Subsequent Events
On August 11, 2006, the Company completed the sale of the assets of Rainier Pharmacy to Omnicare, Inc. of Covington, KY. The deal valued at approximately $14.0 million consisted of $12 million in cash with the balance in assumed liabilities with an earn-out provision. Although the cash-on-cash return was positive the Company will report a GAAP loss of $3.4 million on the sale.
Earnings
For the quarters ended June 30, 2006 and 2005, net income from continuing operations was $.9 million or $0.09 per diluted share and a loss of $4.6 million or $0.58 loss per diluted share, respectively.

To facilitate comparisons and enhance the understanding of our operating performance, subsequent to the sale of our financial services business, the discussion that follows includes financial measures that are adjusted from the comparable amounts under Generally Accepted Accounting Principles (“GAAP”). For a detailed presentation of reconciling items please refer to the attached schedules.
Income before interest, income taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2006, was $2.8 million or $0.23 per diluted share, compared to a loss of $2.9 million or $0.37 per diluted share for the second quarter of 2005. Effecting the second quarter of 2006 were $.9 million or $0.07 per diluted share of settlement costs associated with a former officer, $1.1 million or $0.09 per diluted share related to potential financing and acquisition costs not capitalized and $2.8 million or $.22 per diluted share net loss on sale of preferred stock related to the sale of Standard Life Insurance Company of Indiana.
Chairman’s Comments
Ronald D. Hunter, Chairman, President and Chief Executive Officer stated, “After twelve months of strategic application and relief from legacy impediments, the new healthcare Standard Management is positioned for the future.”
Mr. Hunter commented, “With an acceptable balance sheet and the realignment of corporate overhead expense, combined with a robust pipeline of future acquisitions, the financial markets for equity and debt financing are becoming more receptive to assisting the completion of our current acquisitions under consideration.”
This press release contains “forward-looking statements” within the meaning of section 27 A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the ability of the Company to address the factors sighted by our independent auditors as a basis for their qualified audit opinion, the performance and growth of our business, potential future acquisitions, and their impact on the Company’s performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain the proposed capital and additional capital when needed and on favorable terms; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, IN. Information about the Company can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at www.SMAN.com.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, dollars in thousands)

	June 30	December 31
	2006	2005

ASSETS

Current assets:
Cash and cash equivalents	$977	$2,232
Accounts receivable, net	6,475	6,543
Inventories	3,495	3,880
Prepaid and other current assets	722	828

Total current assets	11,668	13,483

Property and equipment, net	10,414	10,950
Assets held for sale	942	1,506
Deferred financing fees, net	1,073	2,009
Officer and other notes receivable, less current portion	826	842
Investments in unconsolidated subsidiaries	160	5,160
Intangible assets, net	3,825	4,305
Goodwill	12,457	11,366
Other noncurrent assets	1,332	1,388

Total assets	$42,697	$51,009

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,905	$2,201
Accrued expenses	4,226	2,392
Current portion of long-term debt	6,273	2,533
Liabilities of discontinued operations	—	1,069

Total current liabilities	15,404	8,195

Long-term debt, less current portion	22,722	36,776
Other long-term liabilities	1,152	1,095

Total liabilities	39,278	46,066

Shareholders’ equity:
Common stock, no par value, and additional paid in capital, 60,000,000 shares and 40,000,000 shares authorized, in 2006 and 2005, respectively and 10,712,859 shares issued	70,790	68,537
Retained deficit	(59,460)	(55,793)
Treasury stock, at cost, 1,617,651 shares	(8,018)	(7,901)
Accumulated other comprehensive income	108	100

Total shareholders’ equity	3,420	4,943

Total liabilities and shareholders’ equity	$42,698	$51,009

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Net revenues	$12,622	$2,489	$26,606	$4,691
Cost of sales	8,845	1,957	18,868	3,738

Gross profit	3,777	532	7,738	953

Selling, general and administrative expenses	8,008	3,451	14,858	7,423
Depreciation and amortization	604	486	1,203	1,014

Operating loss	(4,835)	(3,405)	(8,323)	(7,484)

Other income, net	7,078	—	7,298	—

Interest expense	(1,351)	(1,186)	(2,342)	(2,310)

Income (loss) before income taxes	892	(4,591)	(3,367)	(9,794)

Income tax expense (benefit)	—	—	—	—

Net income (loss) from continuing operations	892	(4,591)	(3,367)	(9,794)

Loss from discontinued operations, net of income tax expense (benefit) of $0, $233, $0, and $212, respectively	(300)	(772)	(300)	(34,029)

Net income (loss)	$592	$(5,363)	$(3,667)	$(43,823)

Income (loss) per share:
Basic:
Income (loss) from continuing operations	$0.09	$(0.58)	$(0.36)	$(1.23)
Income (loss) from discontinued operations	$(0.03)	$(0.10)	$(0.03)	$(4.29)

Net income (loss)	$0.06	$(0.68)	$(0.39)	$(5.52)

Weighted average shares outstanding	9,508,135	7,954,446	9,302,812	7,937,780

Diluted:
Income (loss) from continuing operations	$0.09	$(0.58)	$(0.36)	$(1.23)
Income (loss) from discontinued operations	$(0.03)	$(0.10)	$(0.03)	$(4.29)

Net income (loss)	$0.06	$(0.68)	$(0.39)	$(5.52)

Weighted average shares outstanding	12,296,464	7,954,446	9,302,812	7,937,780

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION STATEMENT AND DEFINITIONS
Non-GAAP Basis
(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Earnings before interest, income taxes, depreciation and amortization (“EBITDA”):
Operating income (loss)	$(4,835)	$(3,405)	$(8,323)	$(7,484)
Other income, net	7,078	—	7,298	—
Depreciation and amortization	604	486	1,203	1,014

EBITDA	$2,847	$(2,919)	$178	$(6,470)

Footnotes to Financial Information:
Definitions:
GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles.
Non-GAAP: Amounts that do not conform with U.S. GAAP.
Note 1: Standard Management believes that the readers’ understanding of our performance is enhanced by the Company’s disclosure of certain Non-GAAP financial measures as presented in this document. The Company’s management believes that the adjusted results provide some additional focus on the ongoing operations of the Company. Standard Management’s method and calculation of these measures may be different than those used by other companies and, therefore, they may not be comparable.
Note 2: EBITDA shown in these financial presentations is earnings before interest expense, other income, income taxes, depreciation and amortization. Standard Management believes that certain readers find EBITDA to be a method for measuring a company’s ability to service its debt, which is the primary reason that Standard Management uses this financial measure. EBITDA does not represent cash flows from operating activities as defined by GAAP and should not be used as a measure of liquidity. Standard Management’s calculation of EBITDA may be different from other companies.